United States
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Commission File Number: 000-30891

Turner Valley Oil & Gas, Inc.
(Exact name of Registrant as specified in its charter)

Nevada         91-1980526
(Jurisdiction of Incorporation)    (I.R.S. Employer Identification No.)

6160 Genoa Bay Road, Duncan B.C. Canada         V9L 5Y5
(Address of principal executive offices)            (Zip Code)

Registrant's telephone number, including area code: (250) 746-1551

STOCK FOR SERVICES COMPENSATION PLAN
(Full Title of Plan)

William Stocker
attorney at law
34190 Sepulveda Avenue, Suite 200
Capistrano Beach CA 92624
phone (949) 487-7295 fax (949) 487-7285
(Agent for Service)

Dated: April 26, 2004
CALCULATION OF REGISTRATION FEE (1)(2)

Title of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price per Unit	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock $0.001 par value	5,000,000 shares	$.20 per share	$100,000	$12.68

(1)   Estimated pursuant to Rule 457(c) and (h) of the Securities Act of 1933 solely for the purpose of calculating the registration fee and based on a substantial discount from the average of the bid price of the common stock on the last trading date, as reported by the Over-The-Bulletin Board (OTCBB).

(2)   Together with an indeterminate number of additional shares of common stock which may be necessary to adjust the number of shares reserved for issuance pursuant to the plan as a result of any future stock split, stock dividend or similar adjustment of the outstanding common stock pursuant to Rule 416(c) of the Securities Act of 1933.

Page - 1

PART II

Item 3. Incorporation of Documents by Reference. The following documents are incorporated by reference as though fully set forth herein, and all documents subsequently filed by this Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which de-registers all securities then remaining unsold, shall be deemed to be incorporated by reference in the Registration Statement and a part hereof from the date of filing of such documents:

(a) The Registrant's Form 10-KSB containing Audited Financial Statements for the Registrant's last fiscal year;

(b) All other Reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act, since the end of the fiscal year covered by the Registrant's last Annual Report; and

(c) The Issuer's Common Equity Voting Stock ("Common Stock") Registered under section 12(g) of the 1934 Act, as described in Form 10-KSB. Each share is entitled to one vote; all shares of the class share equally in dividends and liquidation rights. Pursuant to the laws of Nevada a majority of all shareholders entitled to vote at a shareholders meeting regularly called upon notice may take action as a majority and give notice to all shareholders of such action. No market presently exists for the securities of this Issuer.

Item 4. Description of Securities. Not Applicable. See Item 3(c).

Item 5. Interests of Named Experts and Counsel. None.

Item 6. Indemnification of Directors and Officers. There is no provision in the Articles of Incorporation or the By-Laws, nor any Resolution of the Board of Directors, providing for indemnification of Officers or Directors. We are aware of certain provision of the Nevada Corporate Law which affects indemnity of Officers or Directors.

NRS 78.7502 provides for mandatory indemnification of officers, directors, employees and agents, substantially as follows: the corporation shall indemnify a director, officer, employee or agent of a corporation; to the extent that he or she has been successful on the merits or otherwise in defense of any action, suit or proceeding, whether civil, criminal, administrative or investigative (except an action by or in the right of the corporation) by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise; if he or she acted in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the corporation; and, with respect to any criminal action or proceeding, in which he or she had no reasonable cause to believe his or her conduct was unlawful.

Item 7. Exemption from Registration Claimed. Not Applicable. No restricted securities are re-offered or resold pursuant to this Registration Statement.

Page - 2

Item 8.     Exhibits.

Exhibit 1    Opinion of Counsel

Exhibit 2    "Stock For Services Compensation Plan"

Exhibit 3   Consent of Auditor

Exhibit 4   Audited Financial Statements for the fiscal years ended December 31, 2002. (Incorporated herein by reference from the Form 10-KSB for the year ended December 31, 2002.)

Item 9.     Undertakings. Not Applicable.

Signatures

   The Registrant, pursuant to the requirements of the Securities Act of 1933, certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

Dated: April 26, 2004

Turner Valley Oil & Gas, Inc.

/s/Christopher Paton-Gay	/s/Donald Jackson Wells	/s/Joseph Kane
Christopher Paton-Gay	Donald Jackson Wells	Joseph Kane

Page - 3

Exhibit 1

Opinion of Counsel

Page - 4

LAW OFFICES OF

William Stocker
phone (949) 487-7295   34190 Sepulveda Avenue Suite 200        fax (949) 487-7285
Capistrano Beach CA 92624

January 29, 2004
To the President and the
Board of Directors
Turner Valley Oil & Gas, Inc.
6160 Genoa Bay Road
Duncan B.C. Canada V9L 5Y5

re: Opinion of Special Counsel

Dear President & Board of Directors:

You have requested my Opinion in connection with the filing of a 1933 Act Registration on Form S-8 to compensate consultants, service and materials providers in the maximum amount of $100,000 in the form of 5,000,000 shares of common stock to be registered thereby. The Issuer's Common Stock is Registered pursuant to section 12(g) of the Securities Exchange Act of 1934.

It is my opinion that the securities proposed to be issued may be validly and properly issued and that such an issuance would be lawful in all respects. The stock for services compensation plan is not a "qualified plan" of any kind or sort and is not qualified for any special tax treatment under State or Federal Law. If and when issued, the securities would be and must be treated as the equivalent of cash paid and received back as the purchase of securities. The Securities would be issued in compensation for services at the indicated rate of $ .20 per share for every $ .20 of services performed. In as much as these shares may be issued at a discount from the market price, additional expense to the Corporation, and income to the recipient may result.

It is accordingly my opinion that the issuance requested is entitled to registration on Form S-8.

I understand and consent to the use of this Opinion in connection with your proposed filing of a 1933 Registration Statement on Form S-8.

Very Truly Yours,

/s/William Stocker
William Stocker
 special securities counsel

Page - 5

Exhibit 2

STOCK FOR SERVICES COMPENSATION PLAN

Page - 6

Turner Valley Oil & Gas, Inc.
a Nevada corporation

The Board of Directors of Turner Valley Oil & Gas, Inc. hereby adopts the following plan for compensation of service providers with common stock in lieu of cash. This Plan is adopted this date of January 29, 2004.

A. Reasons for this Plan. This Corporation requires the services of consultants and other various service providers to assist in the transition from development stage to operational stage of its corporate business, and further in the early operational stage with a view to achieving profitability; however, this Corporation does not enjoy the ability to provide cash compensation for all of its needs. It may be necessary, appropriate and desirable, from time to time, to offer shares of common stock to services providers, either initially, to secure necessary services, or later, to settle invoices and billings with stock in lieu of cash.

B. The Plan. Accordingly, the Board of Directors of this Corporation may compensate actual service providers with common stock in lieu of cash, in accordance with the following provisions of this Plan, and this Plan is adopted as corporate policy, until and unless rescinded by the Board.

1. Reporting/Non-reporting Status. Different considerations apply to the reporting or non-reporting status of the Corporation at the time of any proposed issuance pursuant to this Plan. A "reporting company", as the term is used herein, means either one with a class of securities registered under Sections 12(b) or 12(g), and also includes a company which reports in accordance with Section 15(d) of the Securities Exchange Act of 1934, and further, in any case, that such company is current in its annual and quarterly filing requirements, and is not at such time subject to Comments by the Staff of the Commission with respect to any such filing, or to any Registration Statement.

(a) If this Corporation be a reporting company, the Board of Directors may elect to offer shares pursuant to Registration under the Securities Act of 1933, or pursuant to Section 4(2) of the 1933 Act, or other applicable exemption from registration, with such restriction on resale as required by law or rule of the Commission, or such greater restriction as may be agreed to by the parties.

(b) If this Corporation be a non-reporting company, the Board of Directors shall offer shares only pursuant to Section 4(2) of the 1933 Act, as Restricted Securities and New Investment Shares, as defined by Rule 144(a). Offers or issuances pursuant to the exemption of Rule 701 are not within the scope of this Plan.

2. Registration if by Form S-8. In the event that shares are offered or issued pursuant to 1933 Act Registration, using From S-8 (or its equivalent as the Commission may from time to time provide, all requirements for the use of such form and procedure shall be observed and complied with; principally, among others:

    (i) The Corporation shall be a reporting company;

    (ii) Shares shall be offered and/or issued only to natural persons; and

    (iii) Capital formation or fund raising activities shall not be included in the concept of actual services provided, within this Plan.

3. Non-Qualified Plan. This Plan is qualified for any special tax treatment under the Internal Revenue Code of the United States, or elsewhere. Shares issued pursuant to this Plan shall be the equivalent of payment in cash for services.
4. Valuation of Shares. If a real and liquid market exists for the issuance of shares, on any public trading medium or exchange, the shares shall be valued in reasonable relation to the market price at which the shares could be sold. If no public market exists for the shares offered or issued, or if only a technical but inactive or illiquid market exits, the reasonable value of the shares shall be determined by actual commercial conditions for private transactions in shares that cannot be resold in brokerage transactions.
5. Full Compliance. Nothing contained herein shall authorize, and notwithstanding anything contained herein shall be deemed to authorize, anything other than full compliance with all securities laws and regulations, as in force and effect at the time of any offer or issuance of securities.

C. Execution. This Plan is now signed by all of the Directors of this Corporation, on behalf of the Corporation, attesting to the adoption of this Plan.

Dated: January 29, 2004
Turner Valley Oil & Gas, Inc.

/s/Christopher Paton-Gay	/s/Donald Jackson Wells	/s/Joseph Kane
Christopher Paton-Gay	Donald Jackson Wells	Joseph Kane

Page - 7

Exhibit 3

Consent of Auditor

Page - 8

Chisholm, Bierwold & Nilson
533 W. 2600. S Suite 250
Bountiful, Utah 84010
CONSENT OF INDEPENDENT AUDITORS

WE herby consent ot the inocorporation by reference in the Registration statement (Form S-8) of Turner Valley Oil and Gas, Inc., with respect to our report dated, March 24, 2004 on the financial statements included in the Annual Report (Form 10-KSB), for the fiscal years ended December 31, 2003 and 2002.

/s/Chisholm, Bierwold & Nilson
Chisholm, Bierwold & Nilson
Bountiful, Utah
April 26, 2004

Page - 9